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        [THE NEW ENGLAND FINANCIAL METLIFE AFFILIATE LOGO APPEARS HERE]

September, 2000

TO OWNERS OF NEW ENGLAND VARIABLE ANNUITY FUND I CONTRACTS:

A Special Meeting of Contractholders of New England Variable Annuity Fund I (the "Fund") will be held on October 30, 2000. You are now being asked how shares of the Fund deemed attributable to your Contract should be voted at the Contractholders Meeting. Under some plans, plan participants (i.e. annuitants) may have the right to instruct Contractholders as to how all or a portion of the votes attributable to a Contract are to be cast, and Contractholders are required to cast such votes as instructed.

IN ORDER FOR THE VOTES UNDER YOUR CONTRACTS TO BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY YOU AND YOUR ANNUITANTS, YOU MUST RETURN A COMPLETED, EXECUTED PROXY/INSTRUCTION FORM.

Enclosed you will find a copy of the Notice of Meeting and Proxy Statement relating to the Contractholders Meeting, as well as voting instruction forms with the name of the annuitant who may be entitled to instruct the Contractholder.

Please forward promptly (1) one Notice of Meeting and Proxy Statement and (2) one Proxy/Instruction Form to each annuitant entitled to give voting instructions. One Proxy/Instruction Form is enclosed for each annuitant who has a right to instruct the Contractholder as to how votes are to be cast.

The Proxy/Instruction Form is to be used by each annuitant to convey instructions to you as Contractholder. FORMS COMPLETED BY YOUR ANNUITANTS SHOULD NOT BE RETURNED. AFTER YOU HAVE RECEIVED INSTRUCTIONS FROM AN ANNUITANT, YOU SHOULD TRANSFER THESE INSTRUCTIONS TO THE ANNUITANT LISTING PROVIDED. RETURN ONLY THE SINGLE PROXY/INSTRUCTION FORM IN YOUR NAME, SIGNED BY YOU, ALONG WITH THE APPROPRIATELY CHECKED ANNUITANT LIST.

If no annuitants transmit voting instructions, or if the annuitants do not have the right to instruct, cast all votes at your sole discretion by completing and signing the Proxy/Instruction Form.

In order to cast votes under the Contracts you must return a PROXY/INSTRUCTION FORM signed by you, the Contractholder.

If you have any questions concerning these procedures, please call collect, Melissa Colombo, Marketing and Communications Specialist, New England Life Insurance Company at (617) 578-3499.

      SUPPLEMENT DATED SEPTEMBER 18, 2000 TO PROSPECTUS DATED MAY 1, 2000

THE CURRENT ADVISORY AGREEMENT BETWEEN THE FUND AND CAPITAL GROWTH MANAGEMENT LIMITED PARTNERSHIP ("CGM") WILL TERMINATE WHEN CGM'S PARENT COMPANY, NVEST COMPANIES, L.P. ("NVEST"), IS ACQUIRED BY A NEW PARENT COMPANY, CDC ASSET MANAGEMENT ("CDC AM"). THE BOARD OF MANAGERS IS PROPOSING THAT THE CONTRACTHOLDERS APPROVE A NEW ADVISORY AGREEMENT BETWEEN CGM AND THE FUND THAT IS SUBSTANTIALLY IDENTICAL TO THE CURRENT ADVISORY AGREEMENT AND THAT WILL TAKE EFFECT ONLY UPON THE ACQUISITION OF NVEST BY CDC AM. NVEST CURRENTLY EXPECTS THAT THE ACQUISITION WILL OCCUR DURING THE FOURTH QUARTER OF 2000. AFTER THE ACQUISITION, WHICH WILL OCCUR ONLY IF VARIOUS CONDITIONS ARE SATISFIED, CGM WILL NOT BE AFFILIATED WITH THE FUND (OTHER THAN PURSUANT TO THE NEW ADVISORY AGREEMENT) BECAUSE NEITHER CGM NOR NVEST (OR THEIR GENERAL PARTNERS OR OTHER AFFILIATES) WILL BE AFFILIATES OF NEW ENGLAND FINANCIAL OR METLIFE.

CONTRACTHOLDERS WILL BE NOTIFIED IF THE ACQUISITION DOES NOT OCCUR (IN WHICH CASE THE CURRENT ADVISORY AGREEMENT WILL REMAIN IN EFFECT) OR IF THE ACQUISITION OCCURS AND CONTRACTHOLDERS DO NOT VOTE TO APPROVE THE PROPOSED NEW ADVISORY AGREEMENT.

  [THE NEW ENGLAND FINANCIAL LIFE INSURANCE COMPANY ADDRESS LOGO APPEARS HERE]

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